Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW ABRAXIS, INC.

It is hereby certified that:

1. The name of the corporation is New Abraxis, Inc. (the “Corporation”).

2. The amendment to the Amended and Restated Certificate of Incorporation effected by this Certificate of Amendment is as follows:

Article 1 of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety with the following substituted therefor:

“The name of the corporation is Abraxis BioScience, Inc. (the “Corporation”).”

The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WEREOF, NEW ABRAXIS, INC. has caused this Certificate to be signed by Lisa Gopala, its Assistant Secretary, this 13th day of November, 2007.

/s/ Lisa Gopala
Lisa Gopala, Assistant Secretary